For the fiscal year ended (a) August 31, 1998
File number: 811-5296

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A  Special  Meeting of Shareholders  was
held  on  December 9, 1997.  At such  meeting
the   shareholders  approved  the   following
proposals:


     a)   Approval  of  the election  of  the
          following  Directors each  to  hold
          office  until the earlier to  occur
          of   (i)   the   next  meeting   of
          Shareholders at which Directors are
          elected  and  until  his   or   her
          successor  shall  have  been   duly
          elected and shall have qualified or
          (ii)   their   terms   expire    in
          accordance    with    the    Fund's
          retirement policy:

                                  Affirmative
Authority
votes cast           Withheld
          Class I

          Mendel A. Melzer          8,956,501
                    210,758

          Nancy Hays    Teeters     8,952,434
                    214,824

          Louis A. Weil,    III     8,956,738
                    210,521


     b)   Approval   of   the  selection   of
          independent  accountants  for   the
          Fund conditioned upon the right  by
          vote  of a majority of such  Fund's
          outstanding  voting shares  at  any
          meeting  called for the purpose  to
          terminate such employment forthwith
          without penalties.

          Affirmative               Negative
          votes cast               votes cast
Abstain
          8,950,071                   120,721
96,467